UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                             ----------------------

                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                             ----------------------

                                December 15, 2005
                Date of Report (Date of earliest event reported)

                             TARPON INDUSTRIES, INC.
             (Exact name of registrant as specified in its Charter)



        Michigan                       001-32428                 30-0030900
(State or other jurisdiction     (Commission File Number)      (IRS Employer
 of incorporation)                                          Identification No.)



                                2420 Wills Street
                           Marysville, Michigan 48040
               (Address of principal executive offices) (Zip Code)

                                 (810) 364-7421
               Registrant's telephone number, including area code


          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     o Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     o Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

     o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


TABLE OF CONTENTS
Item 8.01 Other Events
SIGNATURES


Item 8.01 Other Events

     On November 4, 2005, we filed a Current Report on Form 8-K (the "November 2005 Report") in connection with the involuntary bankruptcy of C&W Manufacturing Inc. d/b/a FENCEmaster ("Fencemaster"), a significant customer of Tarpon (although representing less than 10% of our sales). The November 2005 Report is hereby incorporated by reference in its entirety. We advised that we had entered into an agreement with Fencemaster to acquire its assets and business, which agreement would be subject to higher and better offers at a hearing in Bankruptcy Court. On December 15, 2005, in accordance with Bankruptcy Court rules, we participated in the bidding process in an attempt to acquire the assets of Fencemaster. As the amount bid for Fencemaster assets increased, we determined not to continue bidding and did not acquire the assets of Fencemaster. However, as a result of the amount of the successful bid by a third party, we expect to recover all of our secured receivable and approximately 18% of our unsecured receivable, the exact amount of which recovery cannot be determined at this time. In addition, we received a break up fee of approximately $100,000 for being the initial bidder in the Bankruptcy Court bidding process. Also, as a result of such sale, we expect the Fencemaster business to continue. We are currently making sales to Fencemaster, but we cannot presently provide assurance as to future sales to Fencemaster.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             TARPON INDUSTRIES, INC.

                             Date: December 21, 2005

                             By: /s/ J. Peter Farquhar
                             -------------------------------------------------
                             J. Peter Farquhar, Chief Executive Officer